   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2000

                                                          REGISTRATION NO. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               PICO HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        --------------------------------

              CALIFORNIA                                 94-2723335
     (State or Other Jurisdiction           (IRS Employer Identification Number)
  of Incorporation or Organization)

                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037
                                 (858) 456-6022
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                        --------------------------------

                           JAMES F. MOSIER, SECRETARY
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037
                                 (858) 456-6022
       (NAME, ADDRESS, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)



                                   COPIES TO:

                              DOUGLAS J. REIN, ESQ.
                             MICHAEL J. BROWN, ESQ.
                         GRAY CARY WARE &FREIDENRICH LLP
                        4365 EXECUTIVE DRIVE, SUITE 1600
                               SAN DIEGO, CA 92121
                            TELEPHONE: (858) 677-1400
                            FACSIMILE: (858) 677-1477

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the Effective Date of this Registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b)under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                       PROPOSED          PROPOSED
                                      AMOUNT           MAXIMUM           MAXIMUM         AMOUNT OF
        TITLE OF SHARES                TO BE       AGGREGATE PRICE      AGGREGATE       REGISTRATION
        TO BE REGISTERED            REGISTERED        PER SHARE       OFFERING PRICE        FEE
------------------------------------------------------------------------------------------------------
Common Stock, ($0.001 par value)    7,860,536*          $15.00         $117,908,040       $31,128
======================================================================================================

---------------

    * Including 1,314,039 shares which could potentially be issued under the Standby Commitment and Additional Shares Agreement, if necessary. See discussion of Standby Commitment and Additional Shares Agreement on page 1 and Exhibit 99.1.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

                     THE INFORMATION AGENT FOR THE OFFER IS:

                     CORPORATE INVESTOR COMMUNICATIONS, INC.
                                111 COMMERCE ROAD
                            CARLSTADT, NJ 07072-2586
                 BANKS AND BROKERAGE FIRMS CALL: (201) 896-1900
              STOCKHOLDERS PLEASE CALL 1-877-977-6190 (TOLL FREE)

        The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2000


                               PICO HOLDINGS, INC.
                        6,546,497 SHARES OF COMMON STOCK
                                $15.00 PER SHARE

        PICO Holdings, Inc. is offering 6,546,497 shares of common stock to all of our shareholders who owned shares of our common stock on March 1, 2000. For every two shares of common stock that you owned on March 1, 2000, you will receive, at no cost, a non-transferable subscription right to buy one share of common stock at a price of $15.00. We will not issue fractional rights, and we will not pay cash in place of rights.

        The subscription rights are exercisable beginning on March 1, 2000 and continuing until 5:00 p.m., Eastern Standard Time on March 27, 2000. If you want to participate in the rights offering and are using a broker or bank, we recommend that you submit your subscription documents to your broker or bank at least 10 days before that deadline. Please see page 25 for further instructions on submitting subscriptions. All subscriptions will be held in escrow by our subscription agent, Harris Trust Company of New York, through the expiration date of the rights offering. We reserve the right to cancel the rights offering at any time before the expiration date.

        We are not required to sell any minimum number of shares in order to complete the rights offering. Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding. Your subscription rights are not transferable. The subscription rights will not be listed for trading on any stock exchange.

        PICO Equity Investors, L.P., has committed to purchase for $15.00 per share any shares of common stock that are not purchased by our shareholders pursuant to this rights offering, up to a total of 3,333,333 shares of common stock having an aggregate subscription price of $50,000,000. In the event less than 3,333,333 shares of common stock remain unpurchased by our shareholders on March 27, PICO Holdings, Inc. has committed to sell and PICO Equity Investors, L.P. has committed to purchase that number of shares of common stock necessary to increase the total number of shares of common stock purchased by PICO Equity Investors to 3,333,333. As of February 3, 2000, PICO Equity Investors did not own any of our shares of common stock.

        Our common stock is quoted on the Nasdaq National Market under the symbol "PICO". On January 31, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $13.1875.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                                ----------------

               The date of this prospectus is February __, 2000.

                                TABLE OF CONTENTS

                                                                           PAGE
PROSPECTUS SUMMARY........................................................... 1


QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING.............................. 7


RISK FACTORS................................................................. 9


WHERE YOU CAN FIND MORE INFORMATION..........................................19


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................20


USE OF PROCEEDS..............................................................20


PRINCIPAL SHAREHOLDERS.......................................................21


THE RIGHTS OFFERING..........................................................24


FEDERAL INCOME TAX CONSIDERATIONS............................................28


LEGAL MATTERS................................................................30


EXPERTS......................................................................30

                               PROSPECTUS SUMMARY

        This section summarizes the information contained in this prospectus. You should read the following summary together with the information set forth under the heading "Risk Factors."

BACKGROUND AND PURPOSE OF THE RIGHTS OFFERING

        The purpose of the rights offering is to raise funds for developing existing water and water storage assets, acquiring additional water assets, strategic investments, and general working capital needs. If all shares of common stock being offered pursuant to this rights offering are sold, we anticipate receiving approximately $98.2 million in net proceeds from the sale of the shares of common stock. In addition, up to $19.7 million in additional proceeds may be received in the event less than 3,333,333 shares of common stock remain unpurchased by our shareholders on March 27, 2000 and it then becomes necessary to issue additional shares of common stock under the additional shares agreement (see "Standby Commitment and Additional Shares Agreement" below). We will use the net proceeds for the above corporate purposes.

THE RIGHTS OFFERING

    Rights We are distributing, at no cost, to each record holder of shares of our common stock as of the close of business on the record date, one non-transferable right to purchase one share of common stock at $15.00 per share for every two shares of common stock held. We will issue a total of up to approximately 6,546,497 rights to purchase approximately 6,546,497 shares of common stock.

    Record Date                           March 1, 2000.

    Subscription Price                    $15.00 per share of common stock.

    Closing Price of the common stock
    on the Nasdaq on January 31, 2000     $13.1875 per share of common stock.

    Subscription                          Each right permits its holder to
                                          purchase one share of common stock for
                                          $15.00.

    Standby Commitment and Additional     PICO Equity Investors, L.P., has
    Shares Agreement                      committed to purchase (subject to
                                          certain customary rights to terminate
                                          such obligation) for $15.00 per share
                                          any shares of common stock that are
                                          not purchased by our shareholders
                                          pursuant to this rights offering, up
                                          to a total of 3,333,333 shares of
                                          common stock having an aggregate
                                          subscription price of $50,000,000. In
                                          the event less than 3,333,333 shares
                                          of common stock remain unpurchased by
                                          our shareholders on March 27, 2000,
                                          PICO Holdings, Inc. has committed to
                                          sell and PICO Equity Investors, L.P.
                                          has committed to purchase that number
                                          of shares of common stock necessary to
                                          increase the total number of shares of
                                          common stock purchased by PICO Equity
                                          Investors to 3,333,333. PICO Holdings,
                                          Inc. subsidiaries own 4,038,588 shares
                                          of PICO common stock and, therefore,
                                          will be issued rights to purchase
                                          2,019,294 shares of common stock.
                                          Pursuant to a contractual commitment,
                                          none of PICO Holdings' subsidiaries
                                          will exercise any of their rights to
                                          purchase PICO Holdings common stock.
                                          As a result of the contractual
                                          commitment of PICO Holdings'
                                          subsidiaries not to exercise their
                                          rights to purchase 2,019,294 shares of
                                          common stock, the maximum number of
                                          shares to be issued under the
                                          additional shares agreement would be
                                          1,314,039. Rights will expire on March

                                          27, 2000 if the offering has not been
                                          completed by that date. The Board of
                                          Directors has approved the terms and
                                          conditions of PICO Equity Investors'
                                          standby commitment and additional
                                          shares agreement. See "The Rights
                                          Offering - Standby Commitment and
                                          Additional Shares Agreement." As of
                                          February 3, 2000, PICO Equity
                                          Investors did not beneficially own any
                                          of our outstanding shares of common
                                          stock. The anticipated size of a
                                          holder's beneficial ownership interest
                                          after completion of this offering
                                          cannot be determined at or before the
                                          time that holder exercises its rights
                                          because the size of that interest will
                                          depend in large part on the number of
                                          shares of common stock subscribed for
                                          by other holders. However, in light of
                                          PICO Equity Investors' standby
                                          commitment and the additional shares
                                          agreement, a holder, in calculating
                                          its beneficial ownership interest, may
                                          assume that at least 3,333,333 shares
                                          of common stock offered for sale in
                                          this offering will be issued. See "The
                                          Rights Offering - Standby Commitment
                                          and Additional Shares Agreement."

    Transferability of Rights             Rights may not be transferred, except
                                          by operation of law.

    Subscription Agent                    Harris Trust Company of New York.

    Procedure for Exercise                A holder may exercise his or her
                                          subscription privilege by properly
                                          completing and executing the
                                          subscription documents and forwarding
                                          those materials, together with payment
                                          of $15.00 for each share of common
                                          stock subscribed for, to the
                                          subscription agent on or before the
                                          expiration date. If a holder chooses
                                          to forward subscription documents and
                                          payment by mail, we recommend using
                                          insured, registered mail. A rights
                                          holder may not revoke any exercise of
                                          a subscription privilege.

    No Fractional shares of common        We will not issue any fractional
    stock                                 shares of common stock for the
                                          exercise of any rights or through the
                                          standby commitment.

    Persons Holding Through Others        Persons holding shares of common stock
                                          and receiving rights through a broker,
                                          dealer, commercial bank, trust company
                                          or other nominee who would prefer to
                                          have such institutions exercise rights
                                          and subscribe for shares of common
                                          stock on their behalf, should contact
                                          the appropriate nominee or institution
                                          and request it to effect such
                                          transactions for them. See "The Rights
                                          Offering -- Method of Exercising
                                          Rights."

    Issuance of Certificates              Certificates representing shares of
                                          common stock purchased in this
                                          offering will be delivered to
                                          subscribers as soon as practicable
                                          following the expiration date. See
                                          "The Rights Offering -- Delivery of
                                          Shares of Common Stock."

    Shares of common stock Outstanding
    Before this Offering(1)               13,448,533

    Preferred Shares Outstanding
    Before this Offering(1)               NONE

    Shares of common stock Outstanding    21,309,069
    After this Offering(2)

    Use of Proceeds                       We intend to use the net proceeds of
                                          this offering for developing existing
                                          water and water storage assets,
                                          acquiring additional water assets,
                                          strategic investments, and general
                                          working capital needs. See "Use of
                                          Proceeds."

    Expiration Date                       March 27, 2000 at 5:00 p.m., Eastern
                                          Standard Time, unless we select a
                                          later date and time in our sole
                                          discretion. After that time, rights
                                          will be void and have no value.

    -------------------------
    (1) As of December 31, 1999.

    (2) Assumes all Rights are exercised, except 2,019,294 issued to PICO subsidiaries, which are then purchased by PICO Equity Investors under the standby commitment. Includes 1,314,039 additional shares issued under the additional shares agreement, if necessary.

                               ABOUT PICO HOLDINGS

        We are a diversified holding company with operations in wholesale water and storage through our subsidiary Vidler Water Company, Inc.; real estate and minerals through our subsidiary Nevada Land and Resource Company, LLC; and insurance through our subsidiaries Sequoia Insurance Company and Citation Insurance Company. In addition, we have a number of strategic value investments. Our objective is to use our resources to increase shareholder value through investments in businesses that we believe are undervalued or will benefit from additional capital, restructuring of operations or management, or improved competitiveness through operational efficiencies with our existing operations. We were incorporated in 1981 and began operations in 1982 as an insurance holding company. We were known as Citation Insurance Group prior to the November 20, 1996 reverse merger between a wholly-owned subsidiary and Physicians Insurance Company of Ohio. Our principal executive office is located at 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (858) 456-6022.

SUBSIDIARIES

        Unless otherwise indicated, each subsidiary is directly or indirectly wholly-owned by us. Our operating subsidiaries and their principal subsidiaries or affiliates are as follows:

GLOBAL EQUITY CORPORATION

        In September 1995, we acquired approximately 38.2% of Global Equity Corporation. In July 1997, we purchased an additional 11.7% of Global Equity Corporation from the Mackenzie Fund, increasing our holdings to approximately 49.9%. On August 18, 1997, Global Equity Corporation issued shares through a secondary public offering and we subscribed additional shares increasing our ownership of Global Equity Corporation to approximately 51.2%. For a number of reasons, including the simplification of the structure of the combined companies, on December 16, 1998, we acquired the remaining 48.8% minority interest of Global Equity Corporation through a combination in exchange for our common stock. We refer you to the PICO and Global Equity Corporation Joint Management Information Circular and Proxy Statement dated October 13, 1998 filed with the Commission with Form DEFM14A on October 16, 1998 for additional information regarding the combination with us and Global Equity Corporation approved by shareholders on November 20, 1998.

        Incorporated under the laws of the Province of Ontario, Canada, Global Equity Corporation operates primarily, both directly and indirectly through its various subsidiaries, as an international investment and operating company. The emphasis of Global Equity Corporation's investment strategy is to increase shareholder value through the long-term appreciation of its assets. Global Equity Corporation's investment portfolio comprises holdings in public equity securities, strategic investments and convertible instruments in North American, Asian and European corporations, as well as a diversified portfolio of surface, water and mineral rights in the western United States, and oil and gas lease interests in North America.

VIDLER WATER COMPANY, INC.

        Effective November 14, 1995, a wholly-owned subsidiary of Global Equity Corporation acquired all of the outstanding common stock of Vidler Water Company, Inc. The purchase price was $5.8 million in cash. Vidler Water Company, Inc., a corporation formed under the laws of the state of Colorado, changed its state of domicile to Delaware in 1998. Vidler Water Company, Inc. is engaged in the water marketing and transfer business. In 1998, a former employee of Vidler Water Company, Inc. exercised stock options to purchase approximately 1.9% of Vidler Water Company, Inc.

    Vidler Water Company provides long-term reliable water supplies in the western United States. The company acquires, manages, develops and reallocates water rights and related storage and distribution assets for municipal authorities and private industry. Vidler intends to establish a long-term income stream through the sale or lease of water rights and underground storage facilities to public and private end users.

    The most significant of Vidler's assets is its Arizona underground water storage facility located in the Harquahala Valley. The business plan is to build facilities capable of recharging and storing surplus water in a large aquifer underlying much of the valley. Harquahala Valley is located approximately 75 miles west of the Phoenix metropolitan area and is approximately 300 square miles in size. When water is stored in the aquifer, it remains in place until needed, and can be recovered by groundwater wells.

    Vidler began aggregating parcels of land necessary for the underground water storage operation in late 1996. The aggregated lands are located around the Central Arizona Project, the aqueduct that delivers 1,500,000 acre-feet of water per year from the Colorado River to Phoenix and Tucson. This proximity to the Central Arizona Project is a competitive advantage, as it minimizes the costs of water conveyance facilities. Vidler estimates its recharge and storage facility will cost approximately $10 million to build.

    Vidler intends to charge fees at the time the water is recharged and also when it is recovered. Additionally, Vidler intends to charge an annual fee on the cumulative amount of water stored, but not yet recovered. Potential users of the facility would include: local governments within Arizona, the Las Vegas Metropolitan area and California, as well as the Bureau of Reclamation.

    The facility itself is being constructed in two phases: a pilot facility and a large-scale facility. The pilot facility is complete and was constructed to obtain cost/benefit information regarding three recharge methods and to obtain general hydrogeologic data necessary to submit a permit for the full-scale facility. The full-scale facility will be for commercial use. In 1997, Vidler and its consultants began the process of assembling data for submittal to the Arizona Department of Water Resources to obtain a pilot permit. The pilot permit was obtained in July 1998. Construction of the pilot facility was completed in October 1998 and the recharge of water was begun at that time. One test was conducted at the pilot facility during the late fall of 1998 to determine the most cost efficient method to recharge water and to collect general data regarding the hydrogeology of the site. Information from this test was compiled and submitted in November 1999 to the Arizona Department of Water Resources as part of Vidler Water Company's full-scale permit process. A second test was conducted during the fall of 1999 to obtain additional information regarding the subsurface movement of recharged water.

    The permit for the full-scale facility was submitted in November 1999 and when approved would give Vidler the right to recharge and store 100,000 acre-feet of water per year. Vidler anticipates receiving approval on its full-scale permit from the Arizona Department of Water Resources during the second quarter of 2000. Following receipt of the permit, construction of the full-scale facility will begin. Construction is expected to take approximately 6 months.

    To this point, only the pilot facility has been permitted and constructed, and therefore Vidler has not attempted to store water at commercial levels.

    Once permitted and constructed, Vidler's full-scale recharge facility is anticipated to have the capacity to recharge 100,000 acre-feet per year and store in excess of 1 million acre-feet of water in the aquifer underlying Harquahala Valley.

    Vidler estimated the aquifer's storage volume primarily from a hydrogeological report prepared in 1990 for the Central Arizona Water Conservation District by an independent engineering firm. The report concludes that there is storage capacity of 3.7 million acre-feet which is in excess of the 1 million acre-feet indicated by Vidler.

    Vidler will have the right to recover the quantity of water it recharged to the subsurface under both the pilot permit and the submitted full-scale permit. Having water already stored in the aquifer makes recovery of water easier. Vidler is not required to recover the same molecules of water that it stored, only the same quantity of water molecules whether or not they were stored in the aquifer by Vidler.

    Recharge/recovery capacity is significant because it indicates how fast water can be stored underground or pumped from the underground. In wet years, it is important to have a high recharge capacity so that as much available water as possible may be stored. In dry years, the critical factor is the ability to recover water as quickly as possible.

        In November 1998 Vidler Water Company, Inc. reached an agreement with the Semitropic Water Storage District to acquire 185,000 acre-feet of underground water storage and associated rights to recharge and recover water at Semitropic Water Storage District located near the California Aqueduct northwest of Bakersfield, California. The strategic location of Semitropic Water Storage District relative to other water delivery systems and storage facilities will enable Vidler Water Company, Inc. to complete exchanges and water transfers in California.

NEVADA LAND AND RESOURCE COMPANY, LLC

        On April 23, 1997, we, along with Global Equity Corporation, acquired a 100% membership interest in Nevada Land and Resource Company, LLC. The total purchase price for Nevada Land and Resource Company, LLC was $48.6 million. Nevada Land and Resource Company, LLC's principal asset consists of approximately 1.3 million acres of deeded land located in northern Nevada, together with appurtenant water and mineral rights. Nevada Land and Resource Company, LLC is actively engaged in maximizing the property's value in relation to water rights, mineral rights and land sales, exchanges and development. Nevada Land and Resource Company, LLC is the largest private landowner in the state. Nevada Land and Resource Company, LLC anticipates that revenues will be generated from the asset by land sales, exchanges and development and exploration of mineral and water rights. Nevada Land and Resource Company, LLC's mineral exploration strategy is to identify potential gold discoveries (or other high unit resources), develop them to the point where a meaningful data set can be established and then to vend the properties to advanced stage exploration or production companies.

CITATION INSURANCE COMPANY

        Citation Insurance Company is a California-domiciled insurance company licensed to write property and casualty insurance in Arizona, California, Colorado, Nevada, Hawaii, New Mexico and Utah. Citation Insurance Company primarily writes commercial property and casualty insurance. Citation Insurance Company has also written Workers Compensation insurance; however, Citation Insurance Company sold that line of business through a transfer to and sale of its wholly-owned subsidiary, Citation National Insurance Company, effective June 30, 1997. Citation National Insurance Company wrote no new business in 1997 prior to its sale.

SEQUOIA INSURANCE COMPANY

        Sequoia Insurance Company is a California-domiciled insurance company licensed to write insurance coverage for property and casualty risks within the State of California and Nevada. Sequoia Insurance Company writes business through independent agents and brokers covering risks located primarily within northern and central California and Nevada. Although multiple line underwriting is conducted and at one time or another all major lines of property and casualty insurance except workers' compensation and ocean marine have been written, Sequoia Insurance Company has transitioned from writing primarily personal lines of business (automobile, homeowners, etc.) to commercial lines.

PHYSICIANS INSURANCE COMPANY OF OHIO

        Physicians Insurance Company of Ohio, an Ohio licensed insurance corporation, operates primarily as an insurance company. Its operations and those of its direct and indirect subsidiaries include investment operations, property and casualty insurance, the wind down of the settlement of insurance claims liabilities arising from Physicians' terminated medical professional liability insurance business (the "runoff"), and other. Through December 4, 1998, an indirect subsidiary of Physicians Insurance Company of Ohio, American Physicians Life Insurance Company, engaged in life and health insurance. Physicians Insurance Company of Ohio has been licensed as a property and casualty insurer by the Ohio Department of Insurance since 1976 and is also licensed by the Kentucky Department of Insurance. During 1995, there was another overall shift in the strategic direction of Physicians Insurance Company of Ohio when it sold its existing medical professional liability insurance business. Physicians Insurance Company of Ohio continues to administer and adjust its remaining claims and loss adjustment expense reserves. Based upon careful analysis of various alternative scenarios for handling the runoff of the remaining claims reserves, management determined that the best option was to process the existing claims internally with existing staff, rather than through a third party administrator or through an outright sale of the claims and loss adjustment expense reserves. In addition, although there can be no assurance, it is expected that shareholders' equity may be better served by retaining the investments necessary to fund the payment of these claims and loss adjustment expense reserves, managing them along with the rest of the Company's investment holdings, as opposed to selling or fully reinsuring these reserves and giving up the corresponding funds.

PHYSICIANS INVESTMENT COMPANY

        Physicians Investment Company is a holding company that owned 100% of American Physicians Life Insurance Company prior to its sale on December 4, 1998. The Company entered into an agreement to sell American Physicians Life Insurance Company and their wholly-owned subsidiary, Living Benefit Administrators Agency, Inc. on June 16, 1997. American Physicians Life Insurance Company offered critical illness insurance through "Survivor Key" policies as well as other life and health insurance products. Physicians Insurance Company of Ohio owns approximately 65.1% of Physicians Investment Company. Sequoia Insurance Company and Citation Insurance Company own approximately 9.1% and 25.8%, respectively.

THE PROFESSIONALS INSURANCE COMPANY

        The Professionals Insurance Company is an Ohio domiciled insurance company first licensed to write property and casualty insurance in Ohio in 1979. It is also licensed in Kentucky, West Virginia and Wisconsin. The Professional Insurance Company primarily offered medical professional liability insurance to doctors, dentists and other medical professionals in Ohio until the sale of its medical professional liability business in 1995.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a right?

    A right is the opportunity to purchase additional shares of PICO Holdings common stock for $15.00 per share. PICO Holdings has granted to its shareholders on March 1, 2000 one right for every two outstanding shares of common stock. Each shareholder may purchase one newly-issued share of common stock for every right. This is the "subscription privilege."

May shareholders purchase shares in the rights offering in addition to the subscription privilege?

    No.

Why is PICO Holdings offering the rights?

    The purpose of the rights offering is to raise funds for developing existing water and water storage assets, acquiring additional water assets, strategic investments, and general working capital needs. If all shares of common stock being offered pursuant to this rights offering are sold, we anticipate receiving approximately $98.2 million in net proceeds from the sale of the shares of common stock. In addition, up to $19.7 million in additional proceeds may be received in the event less than 3,333,333 shares of common stock remain unpurchased by our shareholders on March 27, 2000 and it then becomes necessary to issue additional shares of common stock under the additional shares agreement. We will use the net proceeds for the above purposes. After review by management, we determined that this rights offering is the best approach to providing additional capital, given that it is the only financing available that lets all shareholders participate equitably.

How soon must shareholders act?

    The rights expire at 5:00 p.m., Eastern Standard Time, on March 27, 2000. The subscription agent must actually receive all required documents and payments before that time and date.

Has the Board of Directors made a recommendation regarding this offering?

    The PICO Holdings Board of Directors does not make any recommendation to you about whether you should exercise any rights.

To whom do shareholders direct questions or send forms and payment?

    Questions about the rights or additional copies of offering documents: call Harris Trust Company of New York at the number (212) 701-7624.

    Subscription documents and payments: send to Harris Trust Company of New York, at the address indicated in the instructions forwarded with this prospectus.

    Other questions and copies of recent PICO Holdings' SEC filings: contact PICO Holdings through its internet site or telephone number, or refer to other sources, such as those described under "Available Information" below.

How are shareholders affected if they do not exercise any rights?

    You are not required to exercise any rights or otherwise take any action in response to this rights offering. If you do not exercise any rights, the number of shares which you own will not change, but your percentage ownership of PICO Holdings' total outstanding common stock will decline, if the rights offering is completed.

    If you do not exercise you rights, your equity ownership percentage of PICO will be diluted by the issuance of additional shares under the rights offering, the standby commitment and the additional shares agreement, if needed. However, your equity ownership percentage may actually increase if you exercise some or all of your rights, depending upon the number of rights exercised by other shareholders. Even if you fully exercise your rights, your percentage ownership may be diluted, up to as much as approximately 5.3%, if it is necessary to issue up to 1,314,039 shares under the additional shares agreement as a result of all shareholders fully subscribing to the rights offering.

    In addition, as a result of the issuance of additional shares and the receipt of additional capital at a discount to PICO's current book value per share, PICO's book value per share will decline. It can reasonably be anticipated that the market price of PICO common stock will reflect the resulting dilution.

What forms and payment are required to purchase shares?

    As a record holder of PICO Holdings common stock on March 1, 2000, you are receiving with this prospectus a subscription agreement and instructions on how to purchase shares. The subscription agreement must be properly filled out and delivered with full payment to Harris Trust Company of New York before expiration of the rights.

What if a broker, bank or other nominee is the record holder of my shares?

    If you wish to purchase shares, please promptly contact the broker, bank or other company holding your shares. Your broker or other nominee holder is the record holder of the shares you own and must exercise the subscription agreement on your behalf for shares you wish to purchase. The broker, bank or other nominee has been requested to contact you for instructions on exercising your rights.

May shareholders transfer rights?

    No.

Must all holders of rights pay the subscription price in cash?

    All shareholders granted rights who wish to participate in the offering must timely pay the subscription price by wire transfer, certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights.

What if my shares of common stock result in fractional rights?

    If your shares of common stock would entitle you to receive a fractional right, the number of rights you are entitled to receive will be rounded up to the nearest whole right. You will not be issued a fractional right.

Will my money be returned if the rights offering is cancelled?

    Yes, but without any payment of interest.

What fees or charges apply if I purchase shares?

    PICO Holdings is not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

May I change or cancel my exercise of rights after I send in the required forms?

    No.

                                  RISK FACTORS

        In addition to the other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating PICO Holdings and our business before purchasing the common stock offered by this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Exchange Act, including statements regarding our expectations, beliefs, intentions, plans or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date thereof, and we assume no obligation to update any such forward-looking statements.

RISKS RELATED TO THE RIGHTS OFFERING:

IF YOU DO NOT PARTICIPATE IN THIS RIGHTS OFFERING, YOUR PERCENTAGE OWNERSHIP OF OUR COMPANY WILL BE DILUTED

        If you do not exercise your rights and subscribe for shares of our common stock, you will experience immediate dilution of your percentage of equity ownership interest in PICO Holdings upon completion of the rights offering (and the issuance of additional common stock under the additional shares agreement , if necessary). This dilution will be significant, even if the rights offering is totally unsubscribed to, provided the standby commitment shares are purchased. In addition, because rights are not transferable, if you do not exercise your rights, you will relinquish any value inherent in those rights. Even if you subscribe fully to the rights offering, your percentage of equity ownership interest in our company may be significantly diluted, up to approximately 5.3%, if it should become necessary to issue additional shares of common stock under the additional shares agreement.

IF THE RIGHTS OFFERING IS COMPLETED, PICO EQUITY INVESTORS AND THEIR REPRESENTATIVES WILL HAVE THE ABILITY TO EXERCISE SIGNIFICANT INFLUENCE OVER PICO

        If no rights are exercised and PICO Equity Investors purchase all the standby commitment shares of common stock it is required to purchase under the standby commitment, PICO Equity Investors will own approximately 19.9% of our issued and outstanding shares of common stock after completion of this offering. PICO Equity Investors, an entity managed by PICO Equity Investors Management, LLC, which is owned by Ronald Langley, John R. Hart and John D. Weil, will exercise all voting and investment decisions with respect to these shares for up to 10 years. The purchase of shares of common stock by PICO Equity Investors through the standby commitment will enable Messrs. Langley, Hart and Weil, who are all current directors of our company, to significantly influence the outcome of all matters submitted to shareholders for a vote, including the election of directors and, consequently, our management, policies and operations. Messrs. Langley and Hart are also current officers of our company.

IF THIS RIGHTS OFFERING IS COMPLETED, OUR BOOK VALUE PER SHARE WILL BE SIGNIFICANTLY DILUTED, WHICH CAN AFFECT MARKET PRICE.

        We will experience immediate and significant dilution in our net tangible book value per share (shareholders' equity divided by the number of issued and outstanding shares of common stock, net of treasury stock) of up to approximately 13.7% following the completion of this rights offering and, if necessary, the additional shares transaction, because:

- we are offering our shares at a significant discount to book value per share to attract new capital; and

- our subsidiaries will not be subscribing to the rights offering and, therefore, the proportion of treasury shares to issued and outstanding shares will decline making the denominator of the book value per share equation larger.

        This dilution effect on book value per share can reasonably be expected to be reflected in the market price of our common stock.

IF WE REQUIRE ADDITIONAL FUNDING FOR OUR OPERATING OR INVESTMENT NEEDS IN THE FUTURE, WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO OBTAIN THE NEEDED FUNDS, WHICH MAY RESULT IN A SIGNIFICANT CURTAILMENT OF OUR OPERATIONS

        Although we believe that, after this offering, our cash reserves, cash flows from operations, anticipated cash flows from asset sales and available funding will be adequate to fund our operations through the end of 2000, we can give no assurance that these sources will be sufficient or that we will not need additional funding either during or after this period. If we require additional financing, we can provide no assurance that such financing will be available or, if available, that it will be available to us on commercially reasonable terms. If adequate funds are not available to satisfy either our short- or long-term capital requirements, we may be required to limit our operations significantly.

IF PICO EQUITY INVESTORS DOES NOT PURCHASE ITS STANDBY COMMITMENT SHARES, WE MAY NOT RECEIVE FUNDS SUFFICIENT TO MEET OUR NEEDS

        PICO Equity Investors has agreed to purchase the standby commitment shares of common stock. However, the PICO Equity Investors' obligations under the standby commitment are not secured by any collateral and there can be no assurance that PICO Equity Investors will purchase such standby commitment shares of common stock. In addition, the PICO Equity Investors' obligations under the standby commitment are subject to certain customary rights to terminate. If PICO Equity Investors does not purchase its standby commitment shares of common stock (whether through the failure to perform its obligations, through the exercise of any termination rights or through the failure of this offering to be completed on or before March 27, 2000), we may not receive proceeds sufficient to enable us meet our operating and investment objectives for 2000.

OUR MARKET PRICE IS SUBJECT TO SUDDEN AND SIGNIFICANT SWINGS, WHICH MAY CAUSE THE RESALE PRICE OF YOUR SHARES TO BE LESS THAN THE SUBSCRIPTION PRICE

        There can be no assurance that, after we issue the shares of common stock upon exercise of rights, a subscribing holder will be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.

DO NOT PLACE UNDUE RELIANCE ON THE SUBSCRIPTION PRICE, SINCE IT BEARS NO RELATIONSHIP TO THE VALUE OF OUR ASSETS, FINANCIAL CONDITION OR OTHER ESTABLISHED CRITERIA FOR VALUE

        The $15.00 subscription price represents the average price of PICO Holdings common stock on the Nasdaq National Market for the ten trading days prior to our board of directors' approval of the rights offering rounded to the nearest dollar. The offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value.

IF YOU EXERCISE YOUR RIGHTS, YOU CANNOT REVOKE THEM. IF WE CANCEL THE RIGHTS OFFERING, YOU WILL NOT BE ENTITLED TO INTEREST ON ANY SUBSCRIPTION PAYMENTS

        Once you exercise your rights, you may not revoke the exercise for any reason. We may terminate the rights offering at any time. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the rights except to return, without interest, any subscription payments.

RISKS RELATED TO PICO HOLDINGS:

IF WE DO NOT SUCCESSFULLY LOCATE, SELECT AND MANAGE INVESTMENTS AND ACQUISITIONS OR IF OUR INVESTMENTS OR ACQUISITIONS OTHERWISE FAIL OR DECLINE IN VALUE, OUR FINANCIAL CONDITION COULD SUFFER

        We invest in businesses that we believe are undervalued or that will benefit from additional capital, restructuring of operations or improved competitiveness through operational efficiencies.

        Failures and/or declines in the market values of businesses we invest in or acquire, as well as our failure to successfully locate, select and manage investment and acquisition opportunities, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Such business failures, declines in market values, and/or failure to successfully locate, select and manage investments and acquisitions could result in inferior investment returns compared to those which may have been attained had we successfully located, selected and managed new investments and acquisition opportunities, or had our investments or acquisitions not failed or declined in value. We could also lose part or all of our investments in these businesses and experience reductions in our net income, cash flows, assets and shareholders' equity.

        We will continue to make selective investments, and endeavor to enhance and realize additional value to these acquired companies through our influence and control. This could involve the restructuring of the financing or management of the entities in which we invest and initiating and facilitating mergers and acquisitions. Any acquisition could result in the use of a significant portion of our available cash, significant dilution to you, and significant acquisition related charges. Acquisitions may also result in the assumption of liabilities, including liabilities that are unknown or not fully known at the time of the acquisition, which could have a material adverse effect on us.

        We do not know of any reliable statistical data that would enable us to predict the probability of success or failure of our investments or to predict the availability of suitable investments at the time we have available cash. You will be relying on the experience and judgment of management to locate, select and develop new acquisition and investment opportunities. Sufficient opportunities may not be found and this business strategy may not be successful. We have made a number of investments in the past that have been highly successful, such as Fairfield Communities, Inc., which we sold in 1996 and Resource America, Inc., which we sold in 1997. We have also made investments that have lost money, such as our approximate $4 million loss from Korean investments in 1997 and approximately $5 million in investments written down in 1998. We reported net realized investment gains in 1997 of $27.1 million and in 1996 of $21.4 million; however, we reported a net realized investment loss of $4.4 million for 1998. Our financial statements indicated a net unrealized investment gain of $10.6 million at December 31, 1996, and a net unrealized investment loss of $2.6 million and $2.5 million at December 31, 1997 and 1998, respectively. At September 30, 1999, the Company reported a net unrealized investment gain of $9.1 million.

        Our ability to achieve an acceptable rate of return on any particular investment is subject to a number of factors which are beyond our control, including increased competition and loss of market share, quality of management, cyclical or uneven financial results, technological obsolescence, foreign currency risks and regulatory delays.

        Our investments may not achieve acceptable rates of return and we may not realize the value of the funds invested; accordingly, these investments may have to be written down or sold at their then-prevailing market values.

        We may not be able to sell our investments in both private and public companies when it appears to be advantageous to do so and we may have to sell these investments at a discount. Investments in private companies are not as marketable as investments in public companies. Investments in public companies are subject to prices determined in the public markets and, therefore, values can vary dramatically. In particular, the ability of the public markets to absorb a large block of shares offered for sale can affect our ability to dispose of an investment in a public company.

        To successfully manage newly acquired companies, we must, among other things, continue to attract and retain key management and other personnel. The diversion of the attention of management from the day-to-day operations, or difficulties encountered in the integration process, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

WE MAY MAKE INVESTMENTS AND ACQUISITIONS THAT MAY YIELD LOW OR NEGATIVE RETURNS FOR AN EXTENDED PERIOD OF TIME, WHICH COULD TEMPORARILY OR PERMANENTLY DEPRESS OUR RETURN ON INVESTMENTS

        We generally make strategic investments and acquisitions that tend to be long term in nature. We invest in businesses that we believe to be undervalued or may benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with our existing operations. We may not be able to develop acceptable revenue streams and investment returns. We may lose part or all of our investment in these assets. The negative impacts on cash flows, income, assets and shareholders' equity may be temporary or permanent. We make investments for the purpose of enhancing and realizing additional value by means of appropriate levels of shareholder influence and control. This may involve restructuring of the financing or management of the entities in which we invest and initiating or facilitating mergers and acquisitions. These processes can consume considerable amounts of time and resources. Consequently, costs incurred as a result of these investments and acquisitions may exceed their revenues and/or increases in their values for an extended period of time until we are able to develop the potential of these investments and acquisitions and increase the revenues, profits and/or values of these investments. Ultimately, however, we may not be able to develop the potential of these assets that we anticipated.

IF MEDICAL MALPRACTICE INSURANCE CLAIMS TURN OUT TO BE GREATER THAN THE RESERVES WE ESTABLISH TO PAY THEM, WE MAY NEED TO LIQUIDATE CERTAIN INVESTMENTS IN ORDER TO SATISFY OUR RESERVE REQUIREMENTS

        Under the terms of our medical malpractice liability policies, there is an extended reporting period for claims. Under Ohio law the statute of limitations is one year after the cause of action accrues. Also, under Ohio law a person must make a claim within four years; however, the courts have determined that the period may be longer in situations where the insured could not have reasonably discovered the injury in that four-year period. Claims of minors must be brought within one year of the date of majority. As a result, some claims may be reported a number of years following the expiration of the medical malpractice liability policy period.

        Physicians Insurance Company of Ohio and The Professionals Insurance Company have established reserves to cover losses on claims incurred under the medical malpractice liability policies including not only those claims reported to date, but also those that may have been incurred but not yet reported. The reserves for losses are estimates based on various assumptions and, in accordance with Ohio law, have been discounted to reflect the time value of money. These estimates are based on actual and industry experience and assumptions and projections as to claims frequency, severity and inflationary trends and settlement payments. In accordance with Ohio law, Physicians Insurance Company of Ohio and The Professionals Insurance Company annually obtain a certification from an independent actuary that their respective reserves for losses are adequate. They also obtain a concurring actuarial opinion. Due to the inherent uncertainties in the reserving process, there is a risk that Physicians Insurance Company of Ohio's and The Professionals Insurance Company's reserves for losses could prove to be inadequate. This could result in a decrease in income and shareholders' equity. If we underestimate our reserves, they could reach levels which are lower than required by law.

        Reserves are money that we set aside to pay insurance claims. We strive to establish a balance between maintaining adequate reserves to pay claims while at the same time using our cash resources to invest in new companies.

IF WE UNDERESTIMATE THE AMOUNT OF INSURANCE CLAIMS, OUR FINANCIAL CONDITION COULD BE MATERIALLY MISSTATED AND OUR FINANCIAL CONDITION COULD SUFFER

        Our insurance subsidiaries may not have established reserves adequate to meet the ultimate cost of losses arising from claims. It has been, and will continue to be, necessary for our insurance subsidiaries to review and make appropriate adjustments to reserves for claims and expenses for settling claims. Inadequate reserves could have a material adverse effect on our business, financial condition, results of operations and cash flows. Inadequate reserves could cause our financial condition to fluctuate from period to period and cause our financial condition to appear to be better than it actually is for periods in which insurance claims reserves are understated. In subsequent periods when we discover the underestimation and pay the additional claims, our cash needs will be greater than expected and our financial results of operations for that period will be worse than they would have been had our reserves been accurately estimated originally.

        The inherent uncertainties in estimating loss reserves are greater for some insurance products than for others, and are dependent on:

-   the length of time in reporting claims;

-   the diversity of historical losses among claims;

- the amount of historical information available during the estimation process;

- the degree of impact that changing regulations and legal precedents may have on open claims; and

-   the consistency of reinsurance programs over time.


        Because medical malpractice liability and commercial liability and casualty claims may not be completely paid off for several years, estimating reserves for these types of claims can be more uncertain than estimating reserves for other types of insurance. As a result, precise reserve estimates cannot be made for several years following the year for which reserves were initially established.

        During the past several years, the levels of the reserves for our insurance subsidiaries have been very volatile. As a result of our claims experience, we have had to significantly increase these reserves in the past several years.

        Significant increases in the reserves may be necessary in the future, and the level of reserves for our insurance subsidiaries may be volatile in the future. These increases or volatility may have an adverse effect on our business, financial condition, results of operations and cash flows.

THERE HAS BEEN A DOWNTURN IN THE PROPERTY AND CASUALTY INSURANCE BUSINESS WHICH, IN THE SHORT TERM, HINDERS OUR ABILITY TO PROFIT FROM THIS INDUSTRY

        The property and casualty insurance industry has been highly cyclical, and the industry has been in a cyclical downturn over the last several years. This is due primarily to competitive pressures on pricing, which has resulted in lower profitability for us. Pricing is a function of many factors, including the capacity of the property and casualty industry as a whole to underwrite business, create policyholders' surplus and generate positive returns on their investment portfolios. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers.

        The cyclical trends in the industry and the industry's profitability can also be affected by volatile and unpredictable developments, including natural disasters, fluctuations in interest rates, and other changes in the investment environment which affect market prices of investments and the income generated from those investments. Inflationary pressures affect the size of losses and court decisions affect insurers' liabilities. These trends may adversely affect our business, financial condition, results of operations and cash flows by reducing revenues and profit margins, by increasing ratios of claims and expenses to premiums, and by decreasing cash receipts. Capital invested in our insurance companies may produce inferior investment returns during periods of downturns in the insurance cycle due to reduced profitability.

STATE REGULATORS COULD REQUIRE CHANGES TO THE OPERATIONS OF OUR INSURANCE SUBSIDIARIES AND/OR TAKE THEM OVER IF WE FAIL TO MAINTAIN ADEQUATE RESERVE LEVELS

        In the past few years, the National Association of Insurance Commissioners has developed risk-based capital measurements for both property and casualty and life and health insurers. These measurements prescribe the reserve levels that insurance companies must maintain The Commissioners have delegated to the state regulators varying levels of authority based on the adequacy of an insurer's reserves. The insurance companies' reserve levels are reported annually in their statutory annual statements to the insurance departments.

        Failure to meet one or more reserve levels may result in state regulators requiring the insurance company to submit a business plan demonstrating achievement of the required reserve levels. This may include the addition of capital, a restructuring of assets and liabilities, or changes in operations. At or below certain lower reserve levels, state regulators may supervise the operation of the insurance company and/or require the liquidation of the insurance company. Such insurance department actions could adversely affect our business, financial condition, results of operations and cash flows and decrease the value of our investments in our insurance subsidiaries. If the restructuring of our assets and liabilities, our investment returns could suffer. If the insurance departments were to place our insurance companies under their supervision, we would lose customers, our revenues may decrease more rapidly than our expenses, and our investment returns would suffer. We may even lose part or all of our investments in our insurance subsidiaries if our insurance subsidiaries are liquidated by the insurance departments.

WE MAY BE INADEQUATELY PROTECTED AGAINST MAN MADE AND NATURAL CATASTROPHES, WHICH COULD REDUCE THE AMOUNT OF CAPITAL AND SURPLUS AVAILABLE FOR INVESTMENT OPPORTUNITIES

        As with other property and casualty insurers, operating results and financial condition can be adversely affected by volatile and unpredictable natural and man made disasters, such as hurricanes, windstorms, earthquakes, fires, and explosions. Our insurance subsidiaries generally seek to reduce their exposure to catastrophic events through individual risk selection and the purchase of reinsurance. Our insurance subsidiaries' estimates of their exposures depend on their views of the possibility of a catastrophic event in a given area and on the probable maximum loss created by that event. While our insurance subsidiaries attempt to limit their exposure to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could significantly exceed the maximum loss anticipated, resulting in a material adverse effect on our business, financial condition, results of operations and cash flows. Such events could cause unexpected insurance claims and expenses for settling claims well in excess of premiums, increasing cash needs, reducing surplus and reducing assets available for investments. Capital invested in our insurance companies may produce inferior investment returns as a result of these additional funding requirements.

        We insure ourselves against catastrophic losses by obtaining insurance through other insurance companies known as reinsurers. The future financial results of our insurance subsidiaries could be adversely affected by disputes with their reinsurers with respect to coverage and by the solvency of the reinsurers.

OUR INSURANCE SUBSIDIARIES COULD BE DOWNGRADED WHICH WOULD NEGATIVELY IMPACT OUR BUSINESS

        Our insurance subsidiaries' ratings may not be maintained or increased, and a downgrade would likely adversely affect our business, financial condition, results of operations and cash flows. A. M. Best and Company's (" A. M. Best")ratings reflect the assessment of A. M. Best of an insurer's financial condition, as well as the expertise and experience of its management. Therefore,
A. M. Best ratings are important to policyholders. A. M. Best ratings are subject to review and change overtime. Failure to maintain or improve our A. M. Best ratings could have a material adverse effect on the ability of our insurance subsidiaries to underwrite new insurance policies, as well as potentially reduce their ability to maintain or increase market share. Management believes that many potential customers will not insure with an insurer that carries an A. M. Best rating of less than B+, and that customers who do so will demand lower rates.

           Our insurance subsidiaries are currently rated as follows:

-   Sequoia Insurance Company               B++(Very Good)

-   Citation Insurance Company              B+(Very Good)

-   Physicians Insurance Company of Ohio    NR-3 (rating procedure inapplicable)

-   The Professionals Insurance Company     NR-3 (rating procedure inapplicable)

POLICY HOLDERS MAY NOT RENEW THEIR POLICIES, WHICH WOULD UNEXPECTEDLY REDUCE OUR REVENUE STREAM

        Insurance policy renewals have historically accounted for a significant portion of our net revenue. We may not be able to sustain historic renewal rates for our products in the future. A decrease in renewal rates would reduce our revenues. It would also decrease our cash receipts and the amount of funds available for investments and acquisitions. If we were not able to reduce overhead expenses correspondingly, this would adversely affect our business, financial condition, results of operations and cash flows.

IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, THEN WE WILL BE SUBJECT TO A SIGNIFICANT REGULATORY BURDEN

        We at all times intend to conduct our business so as to avoid being regulated as an investment company under the Investment Company Act of 1940. However, if we were required to register as an investment company, our ability to use debt would be substantially reduced, and we would be subject to significant additional disclosure obligations and restrictions on our operational activities. Because of the additional requirements imposed on an investment company with regard to the distribution of earnings, operational activities and the use of debt, in addition to increased expenditures due to additional reporting responsibilities, our cash available for investments would be reduced. The additional expenses would reduce income. These factors would adversely affect our business, financial condition, results of operations and cash flows.

SUBSTANTIAL REGULATION MAY PREVENT US FROM REALIZING A PROFIT FROM OUR WATER RIGHTS

        The water rights held by us and the transferability of these rights to other uses and places of use are governed by the laws concerning water rights in the states of Arizona, California, Colorado and Nevada, as well as by federal regulations. The volumes of water actually derived from these rights may vary considerably based upon physical availability and may be further limited by applicable legal restrictions. As a result, the amounts of acre feet anticipated do not in every case represent a reliable, firm annual yield of water, but in some cases describe the face amount of the water right claims or management's best estimate of such entitlement. Legal impediments exist to the sale or transfer of some of these water rights, which in turn may affect their commercial value. If we were unable to transfer or sell our water rights, we will not be able to make a profit, we will not have enough cash receipts to cover cash needs, and we may lose some or all of our value in our water rights investments.

OUR FUTURE WATER REVENUES ARE UNCERTAIN AND DEPEND ON A NUMBER OF FACTORS, WHICH MAY MAKE OUR REVENUE STREAMS AND PROFITABILITY VOLATILE

        We engage in various water rights acquisition, management, development, sale and lease activities. Accordingly, our long-term future profitability will be primarily dependent on our ability to develop and sell or lease water and water rights, and will be affected by various factors, including timing of acquisitions, transportation arrangements, and changing technology. To the extent we possess junior or conditional water rights, such rights may be subordinated to superior water right holders in periods of low flow or drought.

        Our current water rights and the transferability of these rights to other uses and places of use are governed by the laws concerning water rights in the states of Arizona, California, Colorado and Nevada, as well as by federal regulations. The volumes of water actually derived from these rights may vary considerably based upon physical availability and may be further limited by applicable legal restrictions. Legal impediments exist to sale or transfer of some of these water rights which may affect their commercial value.

        In addition to the risk of delays associated with receiving all necessary regulatory approvals and permits, we may also encounter unforeseen technical difficulties which could result in construction delays and cost increases with respect to our water development projects.

OUR WATER ASSETS MAY BECOME CONCENTRATED IN A LIMITED NUMBER OF FACILITIES, MAKING OUR GROWTH AND PROFITABILITY VULNERABLE TO FLUCTUATIONS IN LOCAL ECONOMIES AND GOVERNMENTAL REGULATIONS.

        We anticipate that in the future, a significant amount of Vidler's revenues and asset value may be derived from a single asset, the MBT Ranch water storage facility. Currently, we have obtained only a pilot permit for the recharge and storage of a limited amount of water at that facility. We have not yet applied for a recovery permit and have applied for, but not yet received, a full-scale permit for that facility. There can be no assurance:

- that we will be able to obtain permits for the facility at the recharge, storage or recovery levels anticipated, or at all;

- that the full-scale storage facility will have the capacity currently anticipated; or

- that we will be able to contract with third parties for storage of water on commercially reasonable terms, or at all.

        A majority of our water revenue historically has been derived from the Vidler Tunnel. Although we have recently begun to acquire additional water assets, we anticipate that our revenues will be derived from a limited number of water assets for the foreseeable future.

THE PRICE OF WATER IS VOLATILE, WHICH CAN HAVE A SIGNIFICANT EFFECT ON OUR COSTS OF ACQUIRING WATER AND THE PRICES AT WHICH WE ARE ABLE TO SELL WATER.

        Our profitability is significantly affected by changes in the market price of water. Water prices may in the future fluctuate widely and are affected by climatic, demographic and technologic factors affecting demand.

ENVIRONMENTAL REGULATIONS MAY DETRACT FROM OUR FUTURE REVENUE STREAMS AND PROFITABILITY BY LIMITING OUR CUSTOMER BASE.

        Water we lease or sell may be subject to regulation as to quality by the United States Environmental Protection Agency acting pursuant to the federal Safe Drinking Water Act. While environmental regulations do not directly affect us, the regulations regarding the quality of water distributed affects our intended customers and may, therefore, depending on the quality of our water, impact the price and terms upon which we may in the future sell our water or water rights.

OUR WATER SALES MAY MEET WITH POLITICAL OPPOSITION IN CERTAIN LOCATIONS, THEREBY LIMITING OUR GROWTH IN THESE AREAS

        The transfer of water rights from one use to another may affect the economic base of a community and will, in some instances, be met with local opposition. Moreover, certain of the end users of our water rights , namely municipalities, regulate the use of water in order to control or deter growth.

WE ARE DIRECTLY IMPACTED BY INTERNATIONAL AFFAIRS, WHICH DIRECTLY EXPOSES US TO THE ADVERSE EFFECTS OF ANY FOREIGN ECONOMIC OR GOVERNMENTAL INSTABILITY

        As a result of global investment diversification, our business, financial condition, results of operations and cash flows may be adversely affected by:

        -   exposure to fluctuations in exchange rates;

        -   the imposition of governmental controls;

        - the need to comply with a wide variety of foreign and U. S. export laws;

        -   political and economic instability;

        -   trade restrictions;

        -   changes in tariffs and taxes;

        -   volatile interest rates;

        -   changes in certain commodity prices;

        -   exchange controls which may limit our ability to withdraw money;

        -   the greater difficulty of administering business overseas; and

        -   general economic conditions outside the United States.

        Changes in any or all of these factors could result in reduced market values of investments, loss of assets, additional expenses, reduced investment income, reductions in shareholders' equity due to foreign currency fluctuations and a reduction in our global diversification.

OUR COMMON STOCK PRICE MAY BE LOW WHEN YOU WANT TO SELL YOUR SHARES

        The trading price of our common stock has historically been, and is expected to be, subject to fluctuations. The market price of the common stock may be significantly impacted by:

        -   quarterly variations in financial performance;

        - shortfalls in revenue or earnings from levels forecast by securities analysts;

        -   changes in estimates by such analysts;

        -   product introductions;

        -   our competitors' announcements of extraordinary events; such as

        -   acquisitions;

        -   litigation; and

        -   general economic conditions.

        Our results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and our future results of operations could fluctuate significantly from quarter to quarter and from year to year. Causes of such fluctuations may include the inclusion or exclusion of operating earnings from newly acquired or sold operations. At December 31, 1997, the closing price of our common stock on the Nasdaq National Market was $32.19 per share, compared to $12.31 at December 31, 1999. On a quarterly basis between these two dates, closing prices have ranged from a high of $28.75 at March 31,1998 to a low of $12.31 at December 31, 1999.

        Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we do business or relating to us specifically could result in an immediate and adverse effect on the market price of our common stock.

WE MAY NOT BE ABLE TO RETAIN KEY MANAGEMENT PERSONNEL WE NEED TO SUCCEED, WHICH COULD ADVERSELY AFFECT OURS ABILITY TO MAKE SOUND INVESTMENT DECISIONS

        We have several key executive officers. If they depart, it could have a significant adverse effect. In particular, Ronald Langley, our Chairman, and John R. Hart, our President and Chief Executive Officer, play key roles in investment decisions. Messrs. Langley and Hart have entered into employment agreements with us dated as of December 31, 1997, for a period of four years. Messrs. Langley and Hart are key to the implementation of our strategic focus, and our ability to successfully develop our current strategy is dependent upon our ability to retain the services of Messrs. Langley and Hart.

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER, PREVENTING YOU FROM RECEIVING A PREMIUM ON YOUR SHARES

        The Board of Directors has authority to issue up to 1 million shares of preferred stock and to fix the rights, preference, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. Your rights as common stock holders will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of PICO. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

        The foregoing factors, individually or in the aggregate, could materially adversely affect our operating results and could make comparison of historic operating results and balances difficult or not meaningful.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549 and at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 75 Park Place, New York, New York 10007. You can obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330. Our common stock is traded on The Nasdaq National Market. Reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N. W., Washington, D. C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\www.sec.gov.

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d)of the Securities Exchange Act of 1934. This prospectus is part of a registration statement filed with the Commission.

        (1) Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 filed with the Commission on January 27, 2000 (File No. 000-18786).

        (2) Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1999 filed with the Commission on January 27, 2000 (File No. 033-36383).

        (3) Our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1999 filed with the Commission on January 27, 2000 (File No. 033-36383).

        (4) Our Quarterly Report Form 10-Q/A for the quarter ended September 30, 1999 filed with the Commission on January 27, 2000 (File No. 033-36383).

        We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to James F. Mosier, Secretary, at PICO Holdings, Inc., 875 Prospect Street, Suite 301, La Jolla, California 92037, telephone number (858) 456-6022.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus, including the above risk factors section, contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and elsewhere in this prospectus.

        We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                 USE OF PROCEEDS

        If all shares of common stock being offered pursuant to this rights offering are sold, we anticipate receiving approximately $98.2 million in net proceeds from the sale of the shares of common stock. In addition, up to $19.7 million in additional proceeds may be received in the event less than 3,333,333 shares of common stock remain unpurchased by our shareholders on March 27, 2000 and it then becomes necessary to issue additional shares of common stock under the additional shares agreement.

        We will use the net proceeds for the following corporate purposes:

        DEVELOPMENT OF EXISTING WATER AND WATER STORAGE ASSETS. Our water storage facility in Arizona requires substantial infrastructure to be constructed in order to deliver water for storage from Arizona's main water delivery system, the Central Arizona Project. Additionally, our water development projects in Nevada call for us to construct water delivery infrastructures from our water sources to our end-users. Our obligations under the Semitropic Water District agreement for water storage capabilities in California also require significant outlays each year.

        ACQUISITION OF ADDITIONAL WATER ASSETS. We have identified several potential opportunities to acquire water rights and storage facilities in the Southwestern United States that allow Vidler to facilitate the transfer of underutilized water to areas of high demand.

        STRATEGIC INVESTMENTS. We have identified potential opportunities to acquire further value situations. Typically, the assets we have identified are publicly traded companies that trade at significant discounts to their net tangible assets and exhibit strong recurring cash flows from operations.

        In addition to the above capital requirements, we anticipate a portion of the net proceeds from the sale of the shares of common stock to be used for general working capital needs.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock of current stockholders as of December 31, 1999 by:

        - each person who is known to us to currently own beneficially 5% or more of the outstanding shares of common stock;

        -   each director and director-nominee of PICO Holdings;

        - the Chief Executive Officer and the other executive officers of PICO Holdings as of December 31, whose salary and bonus for the year ended December 31, 1999 exceeded $100,000; and

        -   all of our directors and executive officers as a group.

        The percentages set forth in the percent column under the beneficial ownership after the rights offering heading have been calculated based on the assumption that each of the current principal shareholders would subscribe for its pro-rata portion, determined as of December 31, 1999, of this rights offering. In the event each shareholder subscribes for its pro-rata portion of the rights offering, its beneficial ownership percentage of PICO Holdings after the rights offering will not be identical to its beneficial ownership percentage of PICO Holdings prior to the rights offering because SEC regulations require that we include stock options exercisable within 60 days of December 31, 1999, for purposes of the calculations in this table. However, for determining each shareholder's pro-rata portion of the rights offering, we only include the PICO Holdings common stock owned by each shareholder and did not include exercisable or unexercisable options. In addition, issuance of additional shares under the additional shares agreement, if necessary, and the failure of PICO subsidiaries to subscribe to their rights privileges (since these shares are excluded from the calculation of beneficial ownership) will cause beneficial ownership percentages after the rights offering to differ from those prior to the offering even if shareholders fully subscribe. However, a shareholder's equity ownership percentage may actually increase if it exercises some or all of its rights, depending on the number of rights exercised by other shareholders.

        To the extent any shareholder elects not to subscribe for its pro-rata portion of the rights offering, its beneficial ownership of PICO Holdings after the rights offering will be less than is indicated in this table. As noted above, PICO Equity Investors has committed to purchase any portion of the rights offering that other shareholders elect not to subscribe for, plus additional shares under an additional shares agreement, the total of which will aggregate to 3,333,333 shares of common stock and the sum of $50 million.

        Except as otherwise indicated, the address of each beneficial owner is c/o PICO Holdings, Inc., 875 Prospect Street, Suite 301, La Jolla, California 92037. The table is based upon information supplied to PICO Holdings by the officers, directors and principal shareholders. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock and preferred stock shown as beneficially owned by them, subject to community property laws where applicable.

        As of December 31, 1999, there were 13,448,533 shares of PICO Holdings issued and outstanding. Of these shares, 4,394,127 are held by PICO Holdings and subsidiaries, and may therefore not be voted under California law. The following table excludes shares of PICO Holdings held by PICO Holdings and its subsidiaries since those shares are not entitled to vote and includes 6,546,497 shares issued under the rights offering and standby commitment and 1,314,039 shares under the additional shares agreement, if necessary.


                                                                BENEFICIAL OWNERSHIP OF
                                                    CURRENT SHAREHOLDERS AFTER THE RIGHTS OFFERING
                                                  --------------------------------------------------
                                                  NUMBER OF SHARES AND NATURE    PERCENTAGE OWNERSHIP
      NAME AND ADDRESS OF BENEFICIAL OWNER        OF BENEFICIAL OWNERSHIP (1)     OF VOTING SHARES(1)
      ------------------------------------        ---------------------------    --------------------
Ronald Langley(2)(4)                                        730,515                       4.0%

John R. Hart(3)(4)                                          720,882                       3.9%

Robert R. Broadbent                                          17,924                         *

Carlos C. Campbell                                              -0-                         *

S. Walter Foulkrod, III, Esq                                  4,356                         *

Richard D. Ruppert, MD (5)                                   10,461                         *

John D. Weil (6)                                            850,589                       4.7%

David A. Williams                                           118,040                         *

Richard H. Sharpe (7)                                        71,755                         *

Gary W. Burchfield (8)                                       49,645                         *

James F. Mosier (9)                                          49,913                         *

Sheila C. Ferguson (10)                                      11,952                         *

Maxim C. W. Webb (11)                                        30,931                         *

Executive Officers and Directors as a Group               2,666,963                      14.6%
(13 persons)

 -------------------------
*Less than one percent (1%)

(1) Sole voting and investment power unless otherwise indicated. Assumes all rights are subscribed to and that it is necessary to issue 1,314,039 additional shares under the additional shares agreement.

(2) Of these shares, 555,863 represent beneficial ownership of currently exercisable options. 1,418 shares are held in the Company's 401(k) Plan. Mr. Langley has been Chairman and a Director of GEC since September 5, 1995. He has been Chairman, and a Director of the Company since November 20, 1996.

(3) Of these shares, 613,170 represent beneficial ownership of currently exercisable options. Mr. Hart has been President and CEO and a Director of GEC since September 5, 1995. He has been President and CEO of the Company since November 20, 1996.

(4) Mr. Langley and Mr. Hart formerly had stock options, granted in 1995, to purchase shares of GEC; these shares were converted on December 17, 1998 into economically equivalent stock options to purchase shares of the Company. Mr. Langley and Mr. Hart each had 1993 call option agreements with GPG; in August 1998, the Company assumed GPG's obligations with respect to these 412,846 options. Mr. Langley exercised 57,307 of his call options in December 1998 and has 149,116 call option remaining. Mr. Hart has not exercised any call options and has 206,423 call options remaining.

(5)   Dr. Ruppert shares voting and investment power with his wife.

(6) Of these shares, 512,058 are owned by a partnership which Mr. Weil controls.

(7) Of these shares, 60,119 represent beneficial ownership of currently exercisable options. In addition, 3,246 shares are held in the Company's 401(k) Plan.

(8) Of these shares, 42,083 represent beneficial ownership of currently exercisable options. In addition, 886 shares are held in the Company's 401(k) Plan.

(9) Of these shares, 42,083 represent beneficial ownership of currently exercisable options. In addition, 2,371 shares are held in the Company's 401(k) Plan.

(10) Of these shares, 3,702 represent beneficial ownership of currently exercisable options. In addition, 971 shares are held in the Company's 401(k) Plan.

(11) Of these shares, 29,177 represent beneficial ownership of currently exercisable options. In addition, 788 shares are held in the Company's 401(k) Plan.

                               THE RIGHTS OFFERING

SUBSCRIPTION; LIMITATIONS ON SUBSCRIPTION

        PICO Holdings is distributing, at no cost, to each holder of shares of common stock of record as of the close of business on the record date, one right for every two shares of common stock held. Each right entitles its holder to purchase one share of common stock for $15.00.

        The anticipated size of a holder's beneficial ownership interest after consummation of this offering cannot be determined at the time or before that holder exercises its rights because the size of that interest will depend in large part on the number of shares of common stock subscribed for by other holders. However, in light of the standby commitment and the additional shares agreement, a holder, in calculating such beneficial ownership interest, may assume that at least 3,333,333 shares of common stock offered for sale in the offering will be issued. See "-- Standby Commitment and Additional Shares Agreement."

        Shareholders on the record date will receive subscription materials with the delivery of this prospectus. A holder of rights may (a) subscribe for shares of common stock through the exercise of all of its rights, (b) subscribe for shares of common stock through the exercise of a portion of its rights or (c) allow all or a portion of its rights to expire unexercised.

        PICO will not issue fractional rights or pay cash in lieu of fractional rights.

        Promptly after the expiration date, PICO will send each holder exercising the subscription a written confirmation of the number of shares of common stock purchased by that holder. Certificates representing shares of common stock purchased through the subscription will be delivered to holders as soon as practicable following the expiration date.

EXPIRATION DATE

        The rights will expire at 5:00 p.m., Eastern Standard Time, on March 27, 2000 or such later date and time as PICO may determine in its sole discretion. After that time, rights will become void and have no value. If PICO extends the period for the exercise of the rights, PICO or the subscription agent will give notice to shareholders of record on the record date, by mail or by publication in a newspaper of national circulation, of a new expiration date

SUBSCRIPTION PRICE

        The subscription price for one share of common stock, which may be purchased upon the exercise of one right, is $15.00. Shareholders exercising subscription rights and PICO Equity Investors will have the same subscription price.

WITHDRAWAL

        PICO reserves the right to withdraw the offering at any time prior to or at the expiration date and for any reason (including, without limitation, a change in the market price of the shares of common stock), in which event all funds received from holders will be refunded promptly without interest.

SUBSCRIPTION AGENT

        The subscription agent and escrow agent for this offering is Harris Trust Company of New York. The address to which rights certificates, subscription agreements, and payments should be mailed or delivered is:

        By Regular Mail:              By Facsimile Transmission:      By Hand or Overnight Courier:
        ----------------              --------------------------      -----------------------------
                                   (for Eligible Institutions only)
   Harris Trust Company of New     Harris Trust Company of New York    Harris Trust Company of New
     York, Subscription Agent        Confirm by Telephone (212)           York, Subscription Agent
        Wall Street Station           701-7624 (for Facsimile               Wall Street Plaza
                                          Confirmation Only)           88 Pine Street, 19th Floor

         P. O. Box 1023                  (212) 701-7636 (FAX)               New York, NY 10005
     New York, NY 10268-1023
         (212) 701-7624

        Delivery of subscription materials, and payments (other than wire transfers) other than as set forth above will not constitute a valid delivery.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE METHOD OF SUBSCRIBING FOR SHARES OF COMMON STOCK OR FOR ADDITIONAL COPIES OF THIS PROSPECTUS SHOULD BE DIRECTED TO HARRIS TRUST COMPANY OF NEW YORK, THE SUBSCRIPTION AGENT, AT (212) 701-7624

FRACTIONAL SHARES OF COMMON STOCK

        No fractional shares of common stock will be issued as a result of the exercise of any rights or pursuant to the standby commitment. Subscription rights may not be divided in any manner as to create fractional rights. Banks, trust companies, securities dealers and brokers that hold shares of common stock as nominees for more than one beneficial owner may have a rights certificate divided by the subscription agent or may, upon proper showing to the subscription agent, exercise their rights on the same basis as if the beneficial owners were record holders on the record date. PICO reserves the right to deny any division of rights certificates if in its opinion the result would be inconsistent with the intent of this privilege.

METHOD OF EXERCISING RIGHTS

        In the case of holders of rights that are held of record through The Depository Trust Company, those rights may be exercised by instructing The Depository Trust Company to transfer rights from that holder's Depository Trust Company account to the subscription agent's Depository Trust Company account, together with payment of the full subscription price. The properly completed and duly executed subscription agreement, rights certificate and the payment must be received by the subscription agent prior to the expiration date. Rights certificates received after the expiration date will not be honored.

        Payments must be made in full in United States currency by either (a) a check or bank draft drawn upon a U.S. bank or postal, express money order payable to Harris Trust Company of New York, as subscription agent, or (b) a wire transfer of funds to the account maintained by the subscription agent for that purpose at Harris Trust Company of New York, 88 Pine Street, 19th Floor, New York, NY 10005. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Holders should contact the subscription agent at (212) 701-7624 for specific payment instructions. The subscription price will be deemed to have been received by the subscription agent only upon (i) clearance of any uncertified check, (ii) receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, express money order or
(iii) receipt of good funds in the subscription agent's account designated above.

        The instruction letter accompanying the rights certificate should be read carefully and strictly followed. DO NOT SEND SUBSCRIPTION DOCUMENTS OR PAYMENTS TO PICO HOLDINGS. The subscription agent will not have received a proper subscription until the subscription agent has received delivery of a properly completed and duly executed subscription agreement, rights certificate,and payment of the full subscription price. The holder, not PICO or the subscription agent, bears the risk of delivery of all documents and payments.

        THE RIGHTS HOLDERS BEAR THE RISK OF THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT IF SENT BY MAIL. PICO RECOMMENDS THAT THOSE CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT HOLDERS ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY OR ARRANGE FOR PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

TRANSFERABILITY OF RIGHTS

        The rights may not be transferred, except by operation of law in the event of death or dissolution of their holder.

VALIDITY OF SUBSCRIPTIONS

        PICO will determine all questions regarding the validity and form of the exercise of the subscription privilege (including time of receipt and eligibility to participate in the offering), and this determination will be final and binding. Once made, subscriptions and directions are irrevocable, and no alternative, conditional or contingent subscriptions or directions will be accepted. PICO reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which, in the opinion of PICO's counsel, would be unlawful. See "--Subscription; Limitations on Subscription." Holders of rights must cure any irregularities in connection with subscriptions prior to the expiration date unless waived by PICO in its sole discretion. Neither PICO nor the subscription agent shall be under any duty to give notification of defects in subscriptions or incur any liability for failure to give that notification. A subscription will be deemed to have been accepted (subject to PICO's right to withdraw or terminate the offering or to limit the size of the subscription as described in "-- Subscription; Limitations on Subscription") only when the subscription agent has received a properly completed and duly executed subscription agreement, rights certificate, any other required documents and payment of the full subscription price. PICO's interpretations of the terms and conditions of the offering shall be final and binding.

ESCROW ARRANGEMENTS; RETURN OF FUNDS

        Funds received in payment of the subscription price for shares of common stock subscribed for will be held in a segregated account by the subscription agent pending completion of this offering. Monies will be held in escrow until this offering is completed or is canceled. If the offering is canceled for any reason, monies will be returned to subscribers without interest or deduction promptly thereafter.

RIGHTS OF SUBSCRIBERS

        Holders will have no rights as shareholders of PICO with respect to shares of common stock subscribed for until certificates representing those shares of common stock are issued to them. Holders will have no right to revoke their subscriptions after delivery to the subscription agent of a completed subscription agreement and any other required documents.

FOREIGN SHAREHOLDERS

        Rights certificates will not be mailed to holders whose addresses are outside the United States or who have an APO or FPO address, (other than holders whose addresses are within those provinces of Canada in which a Canadian rights offering circular has been filed with and accepted by the applicable Canadian provincial securities regulatory authority and then, only to the extent permitted by the laws of such province), but will be held by the subscription agent for their account. To exercise rights, those holders must notify the subscription agent by completing an international holder subscription form which will be delivered to those holders in lieu of a rights certificate, and sending it by mail or telecopy to the subscription agent at the address and telecopy number specified above.

NO REVOCATION

        ONCE A HOLDER HAS EXERCISED HIS OR HER SUBSCRIPTION PRIVILEGE, THAT EXERCISE MAY NOT BE REVOKED.

STANDBY COMMITMENT AND ADDITIONAL SHARES AGREEMENT

        PICO Equity Investors, L.P., has committed to purchase (subject to certain customary rights to terminate such obligation) for $15.00 per share any shares of common stock that are not purchased by our shareholders pursuant to this rights offering, up to a total of 3,333,333 shares of common stock having an aggregate subscription price of $50,000,000. In the event less than 3,333,333 shares of common stock remain unpurchased by our shareholders on March 27, 2000, PICO Holdings, Inc. has committed to sell and PICO Equity Investors, L.P. has committed to purchase that number of shares of common stock necessary to increase the total number of shares of common stock purchased by PICO Equity Investors to 3,333,333. PICO Holdings, Inc. subsidiaries own 4,038,588 shares of PICO common stock and, therefore, will be issued rights to purchase 2,019,294 shares of common stock. Pursuant to a contractual commitment, none of PICO Holdings' subsidiaries will exercise any of their rights to purchase PICO Holdings common stock. As a result of the contractual commitment of PICO Holdings' subsidiaries not to exercise their rights to purchase 2,019,294 shares of common stock, the maximum number of shares to be issued under the additional shares agreement would be 1,314,039. Rights will expire on March 27, 2000 if the offering has not been completed by that date. The Board of Directors has approved the terms and conditions of PICO Equity Investors' standby commitment and additional shares agreement. As of February 2, 2000, PICO Equity Investors did not beneficially own any of our outstanding shares of common stock.

DELIVERY OF SHARES OF COMMON STOCK

        Certificates representing shares of common stock purchased through the exercise of the subscription privilege or the standby commitment will be delivered as soon as practicable after the expiration date, the receipt of all required documents and payment in full of the aggregate subscription price due for such shares of common stock. In the case of shareholders whose shares of common stock are held through The Depository Trust Company and third-party investors who arrange for delivery and payment through The Depository Trust Company, the appropriate participant account will be credited.

DETERMINATION OF OFFERING PRICE

        Our board of directors determined the offering price without any independent appraisal of the value of the common stock. The offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

        Assuming we issue all of the shares of common stock offered in the rights offering, approximately 21,309,069 shares of common stock will be issued and outstanding following the rights offering. This would represent a 58.4% increase in the number of outstanding shares of our common stock. If you do not exercise your subscription privilege, the percentage of PICO Holdings common stock that you hold will decrease. Even if you fully exercise your subscription privilege, your percentage ownership may be diluted, up to as much as approximately 5.3%, if it is necessary to issue the full 1,314,039 shares under the additional shares agreement as a result of all shareholders fully exercising their subscription privileges.

CERTAIN OWNERSHIP LIMITS AND REPORTING REQUIREMENTS

        Any person or group that acquires direct or indirect beneficial ownership of more than 5% of the outstanding shares of our common stock will be subject to special reporting requirements under Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Any person or group that acquires direct or indirect beneficial ownership of more than 10% of the outstanding shares of our common stock will be subject to special reporting requirements under Section 16(a) of the Exchange Act and may become liable under Section 16(b) of the Exchange Act for reimbursement of any "short-swing profits." Please consult with your attorney to see if these rules will apply to you.

STATE AND FOREIGN SECURITIES LAWS

        The rights offering is not being made in any state or foreign country in which it is unlawful to do so, nor are we selling or accepting subscriptions from holders who are residents of any such state or country. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. We do not anticipate that there will be any changes in the terms of the rights offering. We may decline, in our sole discretion, to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

NO RECOMMENDATIONS

        We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

                        FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material federal income tax considerations of the rights offering. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to shareholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of PICO stock and the subscription rights and shares issued to you pursuant to the rights offering constitute capital assets.

        Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. We have not sought, nor do we intend to seek, any ruling from the IRS or an opinion of counsel related to the tax matters described below.

        This discussion is included for your general information only. You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

TAXATION OF SHAREHOLDERS

        Receipt of a subscription right: You will not recognize any gain or other income upon receipt of a subscription right.

        Tax basis of subscription rights: Your tax basis in each subscription right will depend on whether you exercise the subscription right or allow the subscription right to expire.

        If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your PICO stock on which the subscription right is distributed between the PICO stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of PICO stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for 2000, to allocate tax basis to your subscription rights.

        If you allow a subscription right to expire, it will be treated as having no tax basis.

        Holding period of subscription rights: Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

        Expiration of subscription rights: You will not recognize any loss upon the expiration of a subscription right.

        Exercise of subscription rights: You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

        If treated as a taxable distribution: If, contrary to PICO's intent, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; and any excess would be treated first as a return of your basis (investment) in your PICO stock and then as a capital gain. You would have a tax basis in the rights equal to the fair market value of the rights on the date of the rights distribution and your holding period in the rights would begin on the day following the date of distribution of the rights. Expiration of the subscription rights would result in a capital loss. You generally will not recognize gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

TAXATION OF PICO HOLDINGS

        We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                                  LEGAL MATTERS

        Gray Cary Ware & Freidenrich LLP will deliver an opinion to us about the validity of the issuance of the shares of our common stock upon exercise of the subscription rights.

                                     EXPERTS

        The consolidated financial statements and financial statement schedules for the years ended December 31, 1997 and 1998 incorporated in this prospectus by reference to our annual report on Form 10-K/A for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement disclosed in Note 22), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and consolidated financial statement schedules of PICO for the year ended December 31, 1996, incorporated by reference herein and included in our annual report on Form 10-K/A for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports dated April 7, 1997, except as to the information presented in Note 22 to the consolidated financial statements, for which the date is January 26, 2000 (which express an unqualified opinion and include a reference to the restatement disclosed in Note 22), accompanying such financial statements and financial statement schedules. The financial statements and financial statement schedules referred to above have been so incorporated in reliance upon the reports of such firm, which reports are given upon their authority as experts in accounting and auditing.

        The consolidated financial statements for the year ended December 31, 1997 for Global Equity Corporation incorporated in this registration statement by reference from our annual report on Form 10-K/A for the year ended December 31, 1998 have been audited by KPMG LLP, chartered accountants, as stated in their report dated March 17, 1998, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

        No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

                               PICO HOLDINGS, INC.

                        6,546,497 SHARES OF COMMON STOCK

                                $15.00 PER SHARE



                           ---------------------------

                                   PROSPECTUS

                           ---------------------------


                                 February , 2000

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Other expenses in connection with the registration of the common stock hereunder will be substantially as follows (all expenses other than the SEC Registration Fee and the Nasdaq National Market Listing Fee are estimates):

                                              Company
Item                                          Expense
----                                          -------
SEC Registration Fee .................        $31,128
Nasdaq National Market Listing Fee ...        $17,000
Printing and engraving expenses ......        $ 2,000
Legal fees and expenses ..............        $ 5,000
Accounting fees and expenses .........        $10,000
Subscription Agent fees ..............        $ 5,000
Miscellaneous ........................        $ 4,872

        Total ........................        $75,000


Item 15. Indemnification of Directors and Officers.

        Pursuant to provisions of the California General Corporation Law (the "CGCL"), Registrant's Articles of Incorporation include a provision which eliminates the personal liability of its directors to Registrant and its shareholders for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Registrant or its shareholders, (vi) under
Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the CGCL (concerning a director's liability for improper distributions, loans and guarantees). The provision does not eliminate liability of a director for any acts or omissions which occurred prior to November 18, 1988, the effective date of Registrant's amended Articles of Incorporation including such provision, and it does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to Registrant's shareholders for any violation of a director's fiduciary duty to Registrant or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to Registrant for grossly negligent conduct, including conduct in situations involving attempted takeovers of Registrant.

        Registrant's Articles of Incorporation also include a section authorizing Registrant to indemnify its officers, directors and other agents through bylaw provisions, agreements with such agents, vote of shareholders or otherwise in excess of the indemnification permitted by Section 317 of the CGCL, subject only to the limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders. The By-Laws expressly provide that Registrant shall have the right to purchase and maintain insurance against any liability asserted against or incurred by officers, directors and other agents, whether or not Registrant would have the power to indemnify such person against the liability insured against.

        The Registrant has obtained directors and officers liability and company reimbursement insurance pursuant to three policies currently in effect (the "D&O Policies") with underwriters at Lloyd's, London-SPMI (" Lloyd's"), Lloyds of London, Executive Risk Indemnity, Inc. and General Star Indemnity, the limit of coverage is $10 million with a retention of $500,000. Pursuant to the D&O Policies, Lloyd's will pay on behalf of directors and officers of the Registrant, certain losses (a "Loss") incurred as a result of a wrongful act (a "Wrongful Act") by such persons, for which they are not being indemnified by the Registrant. In addition, Lloyd's will reimburse the Registrant for Losses over $1,000,000 incurred as a result of Registrant's indemnification of an officer or director in connection with a Wrongful Act. However, the D&O Policies provide that Lloyd's aggregate liability to the Registrant with respect to a single policy year shall not exceed $2,000,000. The D&O Policies are subject to customary exclusions.

        The Registrant has entered into agreements with its executive officers and directors to provide indemnity to such persons to the maximum extent permitted under applicable law.

        Section 317 of the California General Corporation law makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, against such liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16. Exhibits.

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
--------       -----------------------
5.1            Opinion of Gray Cary Ware & Freidenrich LLP.

23.1           Independent Auditors' Consent - Deloitte & Touche LLP.

23.2           Consent of Independent Accountants - PricewaterhouseCoopers LLP.

23.3           Accountants Consent - KPMG LLP.

23.4           Consent of Gray Cary Ware & Freidenrich LLP (Included in Exhibit 5.1).

24             Power of Attorney (included in the Signature Page contained in Part II of the Registration statement).

99.1           Standby Commitment and Additional Shares Agreement

99.2           Subscription Agreement

99.3           Letter to Shareholders

99.4           Letter to Securities Dealers

99.5           Letter from Brokers

99.6           Operating Agreement of PICO Equity Investors Management, LLC

99.7           Agreement of Limited Partnership of PICO Equity Investors, L.P.


Item 17. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

        (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
                (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports tiled by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof.

        (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (e) The undersigned Registrant hereby undertakes that:

        (i) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus tiled as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (ii) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on February 4, 2000.

                                          PICO Holdings, Inc.


                                          By:  /s/ John R. Hart
                                               ---------------------------------
                                               John R. Hart
                                               Chief Executive Officer,
                                               President and Director
                                               (PRINCIPAL EXECUTIVE OFFICER)

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby make, constitute and appoint John R. Hart and James F. Mosier and each of them, acting together or alone, his true and lawful attorneys-in-fact and agents with full power of substitution, in his name, place and stead to execute on his behalf, in his capacity as a director and/or officer of PICO HOLDINGS, INC. (the "Company"), a registration statement on Form S-3 or other appropriate form and any and all amendments thereto (including post-effective amendments), registering shares of the common stock of the Company, to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and any and all instruments which said attorneys-in-fact and agents deem necessary or advisable to enable the Company to comply with the Securities Act and the rules, regulations and requirements of the Commission in respect thereof, giving and granting to said attorneys-in-fact and agents, and each of them, acting together or alone, full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he might or would do if personally present at the doing thereof, with full power of substitution and revocation, hereby ratifying and confirming all that his said attorneys-in-fact or substitutes may or shall lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

February 4, 2000

SIGNATURE                               TITLE
/s/ Ronald Langley                      Chairman of the Board
--------------------------------
    Ronald Langley

/s/ John R. Hart                        Chief Executive Officer, President
--------------------------------        and Director
    John R. Hart

/s/ Gary W. Burchfield                  Chief Financial Officer and Treasurer
--------------------------------        (Chief Accounting Officer)
    Gary W. Burchfield

/s/ S. Walter Foulkrod, III, Esq.       Director
--------------------------------
    S. Walter Foulkrod, III, Esq.

/s/ Richard D. Ruppert, M.D.            Director
--------------------------------
    Richard D. Ruppert, M.D.

/s/ David A. Williams                   Director
--------------------------------
    David A. Williams

/s/ Carlos C. Campbell                  Director
--------------------------------
    Carlos C. Campbell

/s/ Robert R. Broadbent                 Director
--------------------------------
    Robert R. Broadbent

/s/ John D. Weil                        Director
--------------------------------
    John D. Weil

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                   DESCRIPTION OF DOCUMENT
--------                 -----------------------

5.1         Opinion of Gray Cary Ware & Freidenrich LLP.

23.1        Independent Auditors' Consent - Deloitte & Touche LLP.

23.2        Consent of Independent Accountants - PricewaterhouseCoopers LLP.

23.3        Accountants' Consent - KPMG LLP.

23.4        Consent of Gray Cary Ware & Freidenrich LLP (Included in Exhibit
            5.1).

24 Power of Attorney (included in the Signature Page contained in Part II of the Registration statement).

99.1        Standby Commitment and Additional Shares Agreement

99.2        Subscription Agreement

99.3        Letter to Shareholders

99.4        Letter to Securities Dealers

99.5        Letter from Brokers

99.6        Operating Agreement of PICO Equity Investors Management, LLC.

99.7        Agreement of Limited Partnership of PICO Equity Investors, L.P.

-----------------